Exhibit 10.1(x)

SAUER-DANFOSS

Change in Control Agreement

Charles K. Hall

Table of Contents

1.	Agreement Period	1
2.	Change In Control	2
3.	Definition of Company	5
4.	Definition of “Cause” and “Good Reason.”	5
5.	Covenant Not to Compete	6
6.	Disclosure of Confidential Information	7
7.	Developments	8
8.	Nonsolicitation	8
9.	Injunctive Relief and Additional Remedy; Essential and Independent Covenants	9
10.	Severability	9
11.	Withholding	9
12.	Notices	10
13.	Governing Law	10
14.	Assignment	10
15.	Amendments	10
16.	Binding Effect	10
17.	Execution in Counterparts	10
18.	Arbitration	10
19.	Entire Agreement	11
20.	Survivorship	11
21.	Waiver	11
22.	Captions	11
23.	Construction	11
24.	Continuation of Employment	11
25.	Headings	11
26.	Venue	12

i

Change In Control Agreement

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) has been entered into this 8th day of March, 2004 (the “Effective Date”) between Sauer-Danfoss (US) Company Inc. (the “Company”), and Charles K. Hall (the “Employee”).

A consolidation of business entities has been taking place on a global basis, including entities engaged in the Company’s industry.  The Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change In Control (as such term is defined in Section 2 herein) of the Company exists and that such possibility, and the uncertainty and questions which it necessarily raises among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.  Accordingly, the Board has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of members of the Company’s management team, including the Employee, to their assigned duties while minimizing the natural distractions presented by the possibility of a Change In Control of the Company.

In order to induce the Employee to remain in the employ of the Company, or any of its subsidiaries or affiliated or related entities or joint ventures and in consideration of the Employee’s agreements set forth in Sections 5, 6, 7 and 8 it is mutually agreed as follows:

1.                                      Agreement Period.  The initial term of this Agreement shall commence as of the Effective Date, and shall expire, subject to the earlier termination of the Employee’s employment as hereinafter provided, on December 31, 2004.  The initial term of this Agreement automatically shall be extended for one (1) additional year at the end of the initial term and then again after each successive year thereafter.  However, either party may terminate this Agreement at the end of the initial term or at the end of any successive year thereafter by giving the other party written notice of intent not to renew, delivered on or prior to September 30, 2004, or September 30 of any successive year.

In the event such notice of intent not to renew is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the initial term or the successive year then in progress, as the case may be.

However, regardless of the above, if at any time during the term of this Agreement, a Change In Control of the Company occurs, then this Agreement shall be extended and become immediately irrevocable for a period of two (2) years from the date of the Change In Control (the “Protection Period”), except as provided in the following paragraph.

The foregoing notwithstanding, in the event that at any time (including, without limitation, during the Protection Period) (a) the Company terminates the Employee’s employment for Cause (as such term is defined in Section 4(a) herein), or (b) the Employee terminates his employment with the Company without Good Reason (as such term is defined in

Section 4(b) herein), all provisions of this Agreement shall terminate, and, without limiting the generality of the foregoing, the Company shall have no obligation to make the payments or provide the benefits set forth in Section 2; provided, however, that the provisions of Sections 5, 6, 7, 8, 9 and 18 shall survive such termination.

2.                                      Change In Control.

(a)                                  Definition of “Change In Control.” “Change In Control” of the Company means, and shall be deemed to have occurred upon any of the following events:

(i)                                     Any person or entity (other than those persons and/or entities in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that a change in control shall not result from (a) Danfoss A/S, as defined below, acquiring securities of the Company from the Murmann Group, as such term is defined below, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or (b) the Murmann Group acquiring securities of the Company from Danfoss A/S either directly or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

(ii)                                  During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(iii)                               The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) the sale or disposition of all or substantially all of the Company’s assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a Change In Control be deemed to have occurred, with respect to the Employee, if the Employee is part of a purchasing group which consummates the Change In Control transaction.  The Employee shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Employee is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change In Control by a majority of the non-employee continuing Directors).

For purposes of (b)(i) of this Section 2, (A) Danfoss A/S shall be deemed to mean any or more of Danfoss A/S, any of its subsidiaries or related or affiliated companies or joint ventures, or any successor of the foregoing; and (B) the Murmann Group shall be deemed to mean any one or more of (i) Klaus Murmann, (ii) any member of his immediate family, (iii) any entity a majority of the voting interests of which are owned, directly or indirectly, by Klaus Murmann and/or any member or members of his immediate family, or (iv) trust, a majority of which is owned by, or a majority of the beneficiaries of which consist of, directly or indirectly, Klaus Murmann, and/or any member or members of his immediate family.

(b)                                  Employment Terminations After a Change in Control.  During the term of this Agreement, in the event the Employee’s employment with the Company is terminated within the Protection Period, unless such termination is (i) by the Company for Cause (as the term Cause is defined in Section 4(a) herein), (ii) by reason of Death, Disability, or Retirement, or (iii) by the Employee without Good Reason (as the term Good Reason is defined in Section 4(b) herein), then the Company shall pay to the Employee and provide him with the following:

(i)                                     A lump-sum cash amount equal to the Employee’s unpaid base salary in effect on the date of termination of employment, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Employee through and including the date of termination (in full satisfaction for these amounts owed to the Employee).

(ii)                                  A lump-sum cash amount equal to the product of the Employee’s Target Incentive Opportunity, established under the Annual Management Performance Incentive Plan, or a successor plan thereto (the “Annual Incentive Plan”), for the plan year in which the Employee’s termination occurs, multiplied by a fraction (the numerator of which shall be the number of whole months worked by the Employee during the Company’s fiscal year in which Employee’s employment is terminated and the denominator of which shall be the number 12).  This payment will be in lieu of any other payment to be made to the Employee under the Annual Incentive Plan for the plan year in which Employee’s termination occurs.

(iii)                               A lump-sum payment in cash equal to the Employee’s annual base salary and Target Incentive Opportunity under the Annual Incentive Plan in effect on the date of Employee’s termination.

(iv)                              A lump-sum cash amount equal to 10% of the Employee’s then current annual base salary in lieu of health, dental, long-term disability, and life insurance continuation.  The Employee’s participation in these and all other similar benefits shall cease upon the termination of Employee’s employment with the Company under circumstance which entitle the Employee to the payments set forth in this Section 2(b).

The parties agree that, in the event of the termination of Employee’s employment with the Company under circumstances which entitle the Employee to the payments set forth in this Section 2(b), such payment and benefits (including an Excise Tax Payment provided in Section 2(c) herein) shall be deemed to constitute liquidated damages payable by the Company to the Employee in full satisfaction of the Company’s obligations hereunder or otherwise, and the Company agrees that the Employee shall not be required to mitigate his damages by seeking other employment or otherwise.

In the event that the Employee’s employment with the Company is terminated under circumstances which entitle the Employee to the payments set forth in this Section 2(b) (whether by the Company or by the Employee), the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by one party to the other.

Notwithstanding the foregoing, the payments provided for in this Section 2 shall be reduced by the amount of any payments to which the Employee is otherwise entitled to receive upon termination of employment with the Company pursuant to any employment agreement or any laws or rules or regulations of any governmental agency.

The parties also agree that, in the event of a termination of employment that obligates the Company to make the payments set forth in this Section 2, the provisions in Sections 5, 6, 7, 8, and 18 herein shall survive such termination.

(c)                                  Excise Tax Payment.  In the event that any portion of the severance benefits or any other payment under this Agreement or under any other agreement with or plan of the Company (in the aggregate “Total Payments”) would constitute an “Excess Parachute Payment,” such that an “Excise Tax” is due, the Company shall provide to the Employee, in cash, an additional payment in an amount to cover the full cost of the excise tax and the Employee’s state and federal income and employment taxes on this excise tax payment (and to cover the resulting excise and income and employment taxes resulting from such payment, and so on).  For this purpose, the Employee shall be deemed to be in the highest marginal tax rate.  This payment shall be made as soon as possible following the date of the Employee’s qualifying termination, but in no event later than thirty (30) calendar days of such date.

For purposes of this Agreement, the terms “Excise Tax” and “Excess Parachute Payment” shall have the meanings assigned to such terms in Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

(d)                                  Subsequent Recalculation.  In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Employee for the full amount necessary to make the Employee whole (less any amounts received by the Employee that the Employee would not have received had the computations initially been computed as substantially adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

3.                                      Definition of Company.  Whenever this Agreement refers to the Employee’s employment with the Company, or the termination of the Employee’s employment with the Company, the term “Company” shall include any of its subsidiaries or affiliated or related entities or joint ventures that employ the Employee.  In addition, when used in Sections 5, 6, 7 and 8, of this Agreement, the term “Company” shall include Sauer-Danfoss Inc. and any of its subsidiaries or affiliated or related entities or joint ventures.

4.                                      Definition of “Cause” and “Good Reason.”

(a)                                  For purposes of this Agreement, “Cause” means:  (i) the willful failure of the Employee to perform his material duties with the Company as provided in this Agreement, and which failure is not cured (if capable of cure) within 15 days after receipt by the Employee of written notice from the Company of such failure, which notice identifies the manner in which the Employee has willfully failed to perform, (ii) the engaging by the Employee in willful conduct which is demonstrably injurious to the Company, monetarily or otherwise, (iii) the conviction (treating a nolo contendere plea as a conviction) of the Employee of any crime or offense constituting a felony (whether or not any right to appeal has been or may be exercised), or (iv) a failure by the Employee to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt by Employee of written notice from the Company of such non-compliance by the Employee.  For purposes of clauses (i) and (ii) of this definition, action or inaction by the Employee shall not be considered “willful” unless done or omitted by him (A) intentionally or not in good faith and (B) without reasonable belief that his action or inaction was in the best interest of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

(b)                                  For purposes of this Agreement, “Good Reason” means without the Employee’s written consent:  (i) a material adverse alteration in the nature or status of the Employee’s position, duties, responsibilities or authority which is inconsistent with those in effect as of the Change in Control; (ii) a material reduction in the Employee’s Base Salary or level of employee benefits in effect as of the Change of Control (other than across-the-board reductions applied similarly to all of the Company’s senior employees); (iii) the relocation of the Employee’s principal place of employment more than 50 miles from its location as of the Change in Control, without the Employee’s written consent, except for required travel on the Company’s business; or

(iv) a failure by the Company to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt by the Company of written notice from the Employee of such non-compliance by the Company.

5.                                      Covenant Not to Compete.  Without the consent of the Company, the Employee shall not, directly or indirectly, anywhere in the world, at any time during the Employee’s employment with the Company and for a period of eighteen (18) months following the termination of Employee’s employment with the Company for any reason, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company; provided, however, that the Employee shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity’s outstanding equity interest, and the class of equity in which the Employee holds an interest is listed and traded on a broadly recognized national or regional securities exchange. For purposes hereof, the term “material product or product line of the Company” shall mean any product or product line of the Company or any of its subsidiaries, the consolidated gross sales of which during any calendar year during the five (5) year period preceding the termination of Employee’s employment with the Company were at least $10 million.

The Employee acknowledges that: (a) the services performed by him for the Company are of a special, unique, unusual, extraordinary, and intellectual character; (b) the business of the Company is worldwide in scope and its products are marketed throughout the world; (c) the Company competes with other businesses that are or could be located in any part of the world; and (d) the provisions of this Section 5 are reasonable and necessary to protect the Company’s business.

If any covenant in this Section 5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

The period of time applicable to any covenant in this Section 5 will be extended by the duration of any violation by the Employee of such covenant.

The Employee will, while the covenants under this Section 5 are in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of the Employee’s employer.  The Company may notify such employer that the Employee is bound by this Agreement and, at the Company’s election, furnish such employer with a copy of this  Agreement or relevant portions thereof.

6.                                      Disclosure of Confidential Information.  Without the consent of the Company, the Employee shall not disclose to any other person Confidential Information (as defined below) concerning the Company or the Company’s trade secrets of which the Employee has gained knowledge during his employment with the Company.  Any trade secrets of the Company or any of its subsidiaries or related or affiliated companies or joint ventures will be entitled to all of the protections and benefits under the Iowa Code Annotated Section 550.1 through 550.8 and any other applicable law.  If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.  The Employee hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.  None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

The Employee will not remove from the premises of the Company (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Company), any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that contains Confidential Information (collectively, the “Proprietary Items”).  The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company.  Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Employee will return to the Company all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

For purposes of this Agreement, Confidential Information shall include any and all information concerning the business and affairs of the Company, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, agents, personnel training and techniques and materials, insurance products, premium structures, information relating to suppliers and supplies, sales and marketing information and strategy, notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, and any information, however documented, that is a trade secret within the meaning of the Iowa Code Annotated Section 550.1 through 550.8.

7.                                      Developments.  During the course of employment with the Company, Employee may conceive enhancements to the products manufactured or sold by the Company or may conceive new products which perform functions similar to products manufactured or sold by the Company or may conceive other new products related to the business of the Company or may develop ideas, plans and opportunities.  Employee shall disclose promptly and fully to the Company any and all ideas, business developments, plans and opportunities, new products or systems, inventions, discoveries, enhancements and improvements (“Developments”), whether or not patentable or subject to copyrights, conceived or made by Employee during the time of the Employee’s employment, during work hours or otherwise and on the Company’s premises or otherwise.  Employee recognizes that pursuant to this arrangement that the Company may develop a new product that generates widespread market appeal.

Employee agrees that all Developments shall be the sole property of the Company and Employee hereby assigns to the Company, without further compensation, all of his right, title, and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, and trade names in the United States and elsewhere.  Employee shall assist the Company in obtaining and enforcing patent, copyright, and any other forms of legal protection for the Developments in any country.  Upon request, Employee will sign all applications, assignments, instruments and papers to perform all acts necessary or desired by the Company to assign all such Developments completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof.  Employee will not, at any time, either during the term of this Agreement or thereafter, disclose to others, or use for his own benefit or the benefit of others, any of the Developments.  Employee agrees that the enhancement and development of all Developments capable of copyright protection is “Work for Hire” within the meaning of the Copyright Act of 1976.  These obligations shall continue beyond the termination of Employee’s employment with the Company with respect to Developments, whether patentable or not, conceived or made by Employee during his employment with the Company, and shall be binding upon Employee’s assigns, personal representatives, administrators and other legal representatives.

8.                                      Nonsolicitation.  Without the written consent of the Company, the Employee shall not at any time during the Employment Period and for a period of eighteen (18) months following the termination of Employee’s employment with the Company for any reason (a) employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (b) solicit or arrange to have any other person, firm, or other entity solicit or otherwise participate in the solicitation of business from any entity that was a customer of the Company during the time of the Employee’s employment, whether or not the Employee had personal contact with such customer.

9.                                      Injunctive Relief and Additional Remedy; Essential and Independent Covenants.

(a)                                  The Employee acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 5, 6, 7 and 8) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Company will not be obligated to post bond or other security in seeking such relief.  Without limiting the Company’s rights under this Section 9 or any other remedies of the Company, if the Employee breaches any of the provisions of Sections 5, 6, 7 and 8, the Company will have the right to cease making any payments otherwise due to the Employee under this Agreement.

(b)                                  The covenants by the Employee in Sections 5, 6, 7 and 8 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Company would not have entered into this Agreement with the Employee.  The Company and the Employee have been afforded the opportunity to consult their respective counsel and have been advised, or had the opportunity to obtain advice, in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 5), with specific regard to the nature of the business conducted by the Company and its subsidiaries and related or affiliated companies or joint ventures.  The Employee’s covenants in Sections 5, 6, 7 and 8 are independent covenants and the existence of any claim by the Employee against the Company under this Agreement or otherwise, will not excuse the Employee’s breach of any covenant in Sections 5, 6, 7 and 8.

If this Agreement or the Employee’s employment with the Company expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 5, 6, 7, 8 9 and 18.

10.                               Severability.  It is the desire and intent of the parties that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

11.                               Withholding.  Any other provision of this Agreement notwithstanding, the Company may withhold from amounts payable under this Agreement (a) all federal, state, local and foreign taxes and social security taxes that are required to be withheld by applicable laws or regulations as the Company shall determine in its sole discretion, and (b) other ordinary and customary payroll deductions.

12.                               Notices.  All notices, requests, consents and other communications provided for in this Agreement shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Sauer-Danfoss Inc.

2800 East 13th Street

Ames, IA  50010

Attention:  Vice President-Human Resources

If to the Employee, to his residence address set forth on the records of the Company, or to such other address as either party furnishes to the other in writing in accordance with this Section 12.  All such notices shall be effective when actually received by the addressee.

13.                               Governing Law.  This Agreement shall be deemed be to have been executed in Ames, Iowa and shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without regard to its conflicts of laws provisions.

14.                               Assignment.  Neither this Agreement nor any rights or duties hereunder may be assigned by the Employee without the prior written consent of the Company.  The Company shall have the right at any time to assign this Agreement to its successors and assigns; provided, however, that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes all of the obligations, duties and liabilities of the Company specified in this Agreement.

15.                               Amendments.  Any alterations or amendments to this Agreement shall only be in writing and signed by each party to this Agreement.

16.                               Binding Effect.  Except as otherwise provided, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns.

17.                               Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constituted one and the same instrument.

18.                               Arbitration.  Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, the Employee’s employment with the Company or termination thereof, other than those disputes relating to Employee’s alleged violations of Sections 5, 6, 7 and 8 of this Agreement, shall be referred for binding arbitration in

Des Moines, Iowa to a neutral arbitrator selected by the Employee and the Company and this shall be the exclusive and sole means for resolving such dispute.  Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association.  The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 18 does not apply to any action by the Company to enforce Sections 5, 6, 7 and 8 of this Agreement and does not in any way restrict the Company’s rights under Section 9 of this Agreement.

19.                               Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.  Without limiting the generality of the foregoing, all existing change in control agreements and patent and confidential information agreements are hereby terminated and of no further force or effect.

20.                               Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including, without limitation, Sections 5, 6, 7, 8 and 9.

21.                               Waiver.  Except as provided herein, the waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

22.                               Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

23.                               Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

24.                               Continuation of Employment.  This Agreement is not an employment agreement, it shall not confer upon the Employee any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Employee’s employment at any time.

25.                               Headings.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

26.                               Venue.  Any and all lawsuits, legal actions or proceedings brought by the Company to enforce its rights under Sections 5, 6, 7, 8 or 9 of this Agreement (an “Enforcement Action”) will be brought in Story County, Iowa or federal court of competent jurisdiction sitting nearest to Ames, Iowa, and each party hereby submits to and accepts the exclusive jurisdiction of such court for the purpose of such Enforcement Action.  Each party hereby irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any Enforcement Action in any such court and further waives any claim that any Enforcement Action brought in any such court has been brought in an inappropriate forum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

EMPLOYEE

By:	/s/ Charles K. Hall
Charles K. Hall

SAUER-DANFOSS INC.

/s/ Ronald C. Hanson
Ronald C. Hanson
Vice President-Human Resources